EXHIBIT 99.12
                                        Unaudited pro forma financial statements

Acquisition - On March 8, 2005, Integrated Healthcare Holdings, Inc. ("IHHI") completed its asset acquisition (the "Acquisition") of four Orange County, California hospitals and associated real estate, including: (i) 282-bed Western Medical Center--Santa Ana, CA; (ii) 188-bed Western Medical Center--Anaheim, CA;
(iii) 178-bed Coastal Communities Hospital in Santa Ana, CA; and (iv) 114-bed Chapman Medical Center in Orange, CA (collectively, the "Hospitals") from Tenet Healthcare Corporation ("Tenet"). The Hospitals were assigned to four wholly-owned subsidiaries of IHHI (the "Subsidiaries") formed for the purpose of completing the Hospital Acquisition. IHHI also acquired the following real estate, leases and assets associated with the Hospitals: (i) a fee interest in the Western Medical Center at 1001 North Tustin Avenue, Santa Ana, CA 92705, a fee interest in the administration building at 1301 North Tustin Avenue, Santa Ana, CA 92705, certain rights to acquire condominium suites located in the medical office building at 999 North Tustin Avenue, Santa Ana, CA, and the business known as the West Coast Breast Cancer Center; (ii) a fee interest in the Western Medical Center at 1025 South Anaheim Blvd., Anaheim, CA 92805; (iii) a fee interest in the Coastal Communities Hospital at 2701 South Bristol Street, Santa Ana, CA 92704, and a fee interest in the medical office building at 1901 North College Avenue, Santa Ana, CA; (iv) a lease for the Chapman Medical Center at 2601 East Chapman Avenue, Orange, CA 92869, and a lease for the medical office building at 2617 East Chapman Avenue, Orange, CA; and (v) the furniture, fixtures and contract rights associated with the Hospitals. The purchase price, after all purchase price adjustments, of the Acquisition amounted to $66,164,700.


Sale-Leaseback - Concurrent with the close on the Acquisition, Dr. Chaudhuri and Dr. Shah exercised their option to purchase all of the real property of the Hospitals (except for Chapman medical office building) pursuant to an Option agreement dated September 28, 2004, as amended and restated on November 16, 2004 ("LLC Option Agreement"). The option was exercised by the option holders purchasing from IHHI all of the equity interests in Pacific Coast Holdings, Inc. ("PCHI"), which holds title to the real property. IHHI received $5 million and PCHI guaranteed IHHI's acquisition debt of $50 million.

IHHI remains primarily liable under the $50 million acquisition note notwithstanding its guarantee by PCHI, and this note is cross-collateralized by substantially all of IHHI's assets and all of the real property of the Hospitals. All of IHHI's operating activities are directly affected by the real property that was sold to PCHI. Given these factors, IHHI has indirectly guaranteed the indebtedness of PCHI. In substance, IHHI is standing ready to perform on the acquisition debt should PCHI not be able to perform and has undertaken a contingent obligation to make future payments if those triggering events or conditions occur.

In connection with the sale of the real property of the Hospitals, IHHI entered into a triple net lease with PCHI to leaseback this real property for an initial term of 25 years and renewable for an additional 25 year term. IHHI's initial rent expense will substantially equal the amount of the interest payment on the $50 million acquisition note at a rate of 14% per annum. At the earlier of two years or a refinancing of the acquisition note, IHHI's rent expense will also include amortization of the principal of the acquisition note. If the interest rate of the acquisition note is refinanced below a rate of 12% per annum, IHHI's rent expense will include a guaranteed spread of up to 2.5%.


PCHI is a related party entity that is affiliated with IHHI through common ownership and control. It is owned 51% by West Coast Holdings, LLC (Dr. Shah and investors) and 49% by Ganesha Realty, LLC (Dr. Chaudhuri and William Thomas). Generally accepted accounting principles require that a company consolidate the financial statements of any entity that cannot finance its activities without additional subordinated financial support, and for which one company provides the majority of that support through means other than ownership. Effective March 8, 2005, IHHI determined that it provided the majority of financial support to PCHI through various sources including lease payments, remaining primarily liable under the $50 million debt, and cross-collateralization of IHHI's non-real estate assets to secure the $50 million debt. Accordingly, IHHI has included in its consolidated financial statements, the net assets of PCHI, net of consolidation adjustments.

Common Stock Warrants - IHHI entered into a Rescission, Restructuring and Assignment Agreement with Dr. Chaudhuri and William Thomas on January 27, 2005 (the "Restructuring Agreement"). Previously, IHHI had obtained financing from Dr. Chaudhuri and Mr. Thomas and had issued to them a $500,000 secured convertible promissory note that was convertible into approximately 88.8% of IHHI's issued and outstanding common stock on a fully-diluted basis, a $10 million secured promissory note, and a Real Estate Purchase Option agreement originally dated September 28, 2004 to purchase 100% of substantially all of the real property in the Acquisition for $5 million (the "Real Estate Option"), all of which together with related accrued interest payable pursuant to the terms of the notes were rescinded and cancelled. Pursuant to the Restructuring Agreement, IHHI released its initial deposit of $10 million plus accrued interest on the Tenet Hospital Acquisition back to Dr. Chaudhuri, issued non-convertible secured promissory notes totaling $1,264,014 to Dr. Chaudhuri and Mr. Thomas, and issued warrants to purchase up to 74,700,000 shares of IHHI's Common Stock (but not to exceed 24.9% of IHHI's Fully-Diluted capital stock) (the "Warrants"). In addition, IHHI amended the Real Estate Option to provide that Dr. Chaudhuri's option shall be to purchase 49% of substantially all of the real property in the Acquisition for $2,450,000. Concurrent with the close of the Acquisition, IHHI repaid the non-convertible secured promissory notes of $1,264,014 to Dr. Chaudhuri and Mr. Thomas.

The Warrants are exercisable beginning January 27, 2007 and expire in 3.5 years from the date of the issuance. The exercise price for the first 43 million shares purchased under the Warrants is $0.003125 per share, and the exercise or purchase price for the remaining 31.7 million shares is $0.078 per share if exercised between January 27, 2007 and July 26, 2007, $0.11 per share if exercised between July 27, 2007 and January 26, 2008, and $0.15 thereafter. IHHI has recognized an expense of $17,215,000 related to the issuance of the Warrants during the three months ended March 31, 2005. IHHI computed the expense of the Warrants based on the fair value of the Warrants at the date of grant and the estimated maximum number of shares that will become exercisable of 43,254,715 shares.

Unaudited Pro Forma Financial Statements- The following Unaudited Pro Forma Condensed Consolidated Financial Information of IHHI and its wholly-owned subsidiaries give effect to the Acquisition and the Sale-Leaseback transactions. The historical financial information of IHHI set forth below has been derived from the historical audited consolidated financial statements of IHHI included in its annual report on Form 10-KSB for the year ended December 31, 2004. The historical financial information of the Tenet Hospitals set forth below has been derived from the historical audited combined financial statements of the acquired hospitals, Western Medical Center - Anaheim, Western Medical Center - Santa Ana, Coastal Communities Hospital and Chapman Medical Center, including certain other healthcare businesses related to the operations of these hospitals (collectively, the "Tenet Hospitals") for the year ended December 31, 2004. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2004 includes the pro forma adjustments giving effect to the Acquisition, Sale-Leaseback, and the Warrant transactions as if they had occurred on that date. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2004 include pro forma adjustments giving effect to the Acquisition and Sale-Leaseback transactions, excluding the Warrant transaction, as if they occurred as of January 1, 2004.



The Unaudited Pro Forma Condensed Consolidated Financial Information is provided for informational purposes only and does not purport to present the consolidated financial position or results of operations of IHHI had the Acquisition and Sale-Leaseback transactions occurred on the dates specified, nor is it necessarily indicative of the consolidated financial position or results of operations of IHHI that may be expected in the future. The Unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto included in IHHI's annual report on Form 10-KSB for the year ended December 31, 2004 and its quarterly report on Form 10-Q for the quarter ended March 31, 2005.

                      INTEGRATED HEALTHCARE HOLDINGS, INC.
            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                             As of December 31, 2004



                                                                                   Pro-Forma Adjustments
                                                                  Historical   ----------------------------------
                                                 Historical         Tenet          Tenet           Tenet Assets          Pro Forma
             ASSETS                                 IHHI          Hospitals     Elimination          Purchased             IHHI
                                                ------------    ------------   ----------------------------------      ------------
Current assets:
      Cash and cash equivalents                 $     69,454    $    244,146   $   (244,146)(6)    $  1,731,311(15)    $  1,800,765
      Accounts receivable, net                            --      37,769,344    (37,769,344)(6)                                  --
      Inventories of supplies, at cost                             5,913,638     (5,913,638)(6)       6,018,995(1)        6,018,995
      Prepaid expenses and other assets               18,519       8,579,284     (8,579,284)(6)       2,460,874(1)        2,479,393
                                                ------------    ------------                                           ------------
                                                      87,973      52,506,412                                             10,299,153

Property and equipment, net                           57,423      43,556,983    (43,556,983)(6)      59,493,353(3)       59,550,776
Notes receivable from affiliate and
      other assets                                                 3,398,701     (3,398,701)(6)                                  --
Investment in hospital asset purchase             11,142,145                                        (11,142,145)(2)              --
Deferred loan fees, net                               44,970       6,623,718     (6,623,718)(6)       1,933,000(5)        1,977,970

                                                ------------    ------------                                           ------------
      Total assets                              $ 11,332,511    $106,085,814                                           $ 71,827,899
                                                ============    ============                                           ============

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
      Current portion of debt & capital         $ 11,264,013    $    204,141                       $ 50,000,000(3)     $ 53,204,141
         leases                                                                                     (10,000,000)(2)
                                                                                                     (1,264,013)(4)
                                                                                                      3,000,000(12)
      Accounts payable                               156,142      21,430,493    (21,430,493)(6)                             156,142
      Accrued compensation and benefits              800,313       9,997,093     (9,997,093)(6)                             800,313
      Medical claims incurred but not
        reported                                                   3,748,369     (3,748,369)(6)                                  --
      Accrued restructuring costs                                  3,917,768     (3,917,768)(6)                                  --
      Other current liabilities                           --       2,488,838     (2,488,838)(6)                                  --
                                                ------------    ------------                                           ------------
        Total current liabilities                 12,220,468      41,786,702                                             54,160,596

Capital lease obligations, net                            --       3,455,260                                              3,455,260
Due to affiliate                                                  10,362,970    (10,362,970)(6)                                  --
Minority interest in variable
      interest entity                                     --                                          5,000,000(3)        5,000,000
Stockholders' equity:
      Common stock                                    20,780                                            102,600(1)          123,380
      Common stock warrants                                                                          17,215,000(14)      17,215,000
      Additional paid in capital                   1,189,621                                          9,997,400(1)       11,187,021
      Accumulated (deficit) earnings              (2,098,358)     50,480,882    (50,480,882)(6)     (17,215,000)(14)    (19,313,358)
                                                ------------    ------------                                           ------------
         Total stockholders' equity                 (887,957)     50,480,882                                              9,212,043
                                                ------------    ------------                                           ------------
Total liabilities and stockholders' equity      $ 11,332,511    $106,085,814                                           $ 71,827,899
                                                ============    ============                                           ============



      See accompanying notes to unaudited pro forma condensed consolidated financial information

                      INTEGRATED HEALTHCARE HOLDINGS, INC.
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                             As of December 31, 2004



                                                                                      Pro-Forma Adjustments
                                                               Historical    ------------------------------------
                                               Historical        Tenet           Tenet              Tenet Assets          Pro forma
                                                  IHHI         Hospitals      Elimination            Purchased             IHHI
                                             -------------   -------------   ------------------------------------     -------------
Net operating revenues                       $          --   $ 341,752,741                       $                    $ 341,752,741

Operating expenses:
      Salaries and benefits                      1,247,098     174,626,636                                              175,873,734
      Supplies                                      10,628      47,704,610                                               47,715,238
      Provision for doubtful accounts                   --      42,038,130                                               42,038,130
      Other operating expenses                     528,446      97,873,324                              1,461,179(7)     99,862,949
      Depreciation and amortization                 62,114       4,542,155        (4,542,155)(8)        3,534,613(8)      3,596,727
      Restructuring charges                             --       3,917,768                   (9)                          3,917,768
                                             -------------   -------------                                            -------------
                                                 1,848,286     370,702,623                                              373,004,546

Operating loss                                  (1,848,286)    (28,949,882)                                             (31,251,805)
      Interest expense, net                             --         404,814                              7,420,000(10)     8,791,314
                                                                                                          966,500(5)
                                             -------------   -------------                                            -------------

Loss including minority interest and
      before provision for income taxes         (1,848,286)    (29,354,696)                                             (40,043,119)

      Provision (benefit) for income taxes              --      (5,672,000)        5,672,000(11)                                 --
      Minority interest in variable
           interest entity                              --              --                             (1,947,491)(7)    (1,947,491)
                                             -------------   -------------                                            -------------

Net loss                                     $  (1,848,286)  $ (23,682,696)                                           $ (38,095,628)
                                             =============   =============                                            =============


Basic loss per share from continuing
      operations                             $       (0.09)                                                      (13) $       (0.31)

Diluted loss per share from continuing
      operations                             $       (0.09)                                                      (13) $       (0.31)

Number of shares used in per
      share computation:

           Basic                                19,986,750                                                       (13)   124,539,000

           Diluted                              19,986,750                                                       (13)   124,539,000


      See accompanying notes to unaudited pro forma condensed consolidated financial information

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Pro forma adjustments for the unaudited pro forma condensed consolidated financial information are as follows:


(1) Reflects IHHI's completion of its acquisition on March 8, 2005 of four Orange County, California hospitals and associated real estate (the "Acquisition"), including: (i) 282-bed Western Medical Center--Santa Ana, CA; (ii) 188-bed Western Medical Center--Anaheim, CA; (iii) 178-bed Coastal Communities Hospital in Santa Ana, CA; and (iv) 114-bed Chapman Medical Center in Orange, CA (collectively, the "Hospitals") from Tenet Healthcare Corporation ("Tenet"). IHHI financed the Acquisition through the issuance of debt of $53 million, the sale of 102,600,000 shares of IHHI's common stock for proceeds of $10.1 million, proceeds of $5 million from the sale of all of the real property of the acquired hospitals to Pacific Coast Holdings, Inc., a related party, ("PCHI") and the assumption of capital lease obligations of $3,659,401 (current portion of $204,141). IHHI's debt consists of two promissory notes that bear interest at 14% and have terms of two years. The purchase price, after all purchase price adjustments, of the Acquisition amounted to $66,246,821. The fair value of the tangible assets acquired and liabilities assumed consisted of the following:


            Property and equipment                    $ 59,493,353
            Inventories of supplies                      6,018,995
            Prepaid expenses and other assets            2,460,874
            Deferred loan fees                           1,933,000
            Capital lease obligations                   (3,659,401)
                                                      -------------
                                                      $ 66,246,821
                                                      =============

(2) Reflects the return of IHHI's $10 million initial deposit on the Acquisition and accrued interest to Dr. Chaudhuri and the cancellation of the $10 million secured promissory note with IHHI in connection with the Rescission, Restructuring and Assignment Agreement entered into on January 27, 2005 (the "Restructuring Agreement"). In addition, amount reflects the reclassification of direct acquisition costs of $1,142,145 to property and equipment upon the close of the Acquisition.

(3) In connection with the sale of all of the real property of the Hospitals, the Company entered into a triple net lease with PCHI to leaseback this real property for an initial term of 25 years. PCHI is a related party entity that is affiliated with the Company through common ownership and control. It is owned 51% by West Coast Holdings, LLC (Dr. Shah and investors) and 49% by Ganesha Realty, LLC (Dr. Chaudhuri and Mr. Thomas). Generally accepted accounting principles require that a company consolidate the financial statements of any entity that cannot finance its activities without additional subordinated financial support, and for which one company provides the majority of that support through means other than ownership. Effective March 8, 2005, the Company determined that it provided the majority of financial support to PCHI through various sources including lease payments, remaining primarily liable under the $50 million debt, and cross-collateralization of the Company's non-real estate assets to secure the $50 million debt. Accordingly, the pro forma adjustment reflects the consolidation of the net assets of PCHI, which include property and equipment and the $50 million acquisition note. In addition, the consolidation of PCHI reflects the equity accounts of PCHI as minority interest in variable interest entity.



      See accompanying notes to unaudited pro forma condensed consolidated financial information

(4) Reflects the repayment of $1,264,013 of secured promissory notes to Dr. Chaudhuri and Mr. Thomas concurrent with the close of the Acquisition and in connection with the Restructuring Agreement.

(5) Reflects deferred loan fees incurred in connection with the issuance of the $50 million acquisition note and the $30 million non-revolving Line of Credit in connection with the close of the Acquisition. IHHI has accounted for the debt issuance costs as deferred loan fees and is amortizing such fees to interest expense over the two year term of the notes.

(6) Reflects the elimination of the certain assets, liabilities, and retained earnings of the Tenet Hospitals that IHHI did not acquire in the
      Acquisition. The Acquisition consisted of an asset purchase of property and equipment, inventories of supplies, prepaid expense and other current assets, and the assumption of certain capital leases and other liabilities.

(7) Reflects the consolidation of PCHI's net losses, which consists of rental income from IHHI of $7,976,420, interest expense related to the $50 million acquisition note and amortization of deferred loan fees totaling $7,723,911, and depreciation expense of $1,713,688.


(8) In connection with the sale of all of the real property of the Hospitals to PCHI, a related party entity that is affiliated with the Company through common ownership and control, the Company has consolidated the financial statements of PCHI. As a result, the Company has reflected the depreciation and amortization of the real property sold to PCHI in the accompanying unaudited pro forma condensed consolidated statement of operations. For financial reporting purposes the Company has determined to depreciate the hospital buildings over 25 years, building improvements over 9 years, equipment over 7 and 15 years, and a capital lease over its remaining term of 9 years. In addition, the Company has recorded a pro forma adjustment for the elimination of Tenet's historical deprecation expense.


(9) The historical restructuring charges of $3,917,768 related to the Tenet Hospitals have not been eliminated in the accompanying Unaudited Pro Forma Condensed Consolidated Statement of Operations. IHHI does not expect the historical restructuring charges to have a continuing impact on its future operating results.

(10) Reflects accrued interest expense on the $50 million acquisition note and $3 million outstanding on IHHI's non-revolving Line of Credit. The pro forma interest was calculated using the notes stated interest rate of 14%. IHHI's non-revolving Line of Credit allows for a maximum of $30 million in borrowings.

(11) Reflects the elimination of the Tenet Hospitals benefit from income taxes. IHHI is not eligible to recognize a benefit from income taxes due to its limited operating history of losses and its limited ability to carryback any losses. IHHI included the Acquisition and Sale-leaseback transactions in its pro forma income tax provision, which resulted in a deferred tax asset of approximately $4,800,000. IHHI recognized a full valuation allowance of its deferred tax asset of approximately $4,800,000 for the year ended December 31, 2004.

(12) Reflects IHHI's $3 million draw on its $30 million non-revolving Line of Credit, which it used to complete the Acquisition.

(13) Pro forma net loss per share is based upon the number of shares of common stock outstanding after the Acquisition and Sale-leaseback transactions as if they occurred as of January 1, 2004. The pro forma net loss per share does not account for the nonrecurring Common Stock Warrant transaction, which was recorded by IHHI during the three months ended March 31, 2005.

(14) Reflects IHHI's issuance of warrants to purchase up to 74,700,000 shares of its common stock (but not to exceed 24.9% of IHHI's fully-diluted capital stock) pursuant to the Restructuring Agreement dated January 27, 2005. The Warrants are exercisable beginning January 27, 2007 and expire in 3.5 years from the date of the issuance. IHHI has recognized an expense of $17,215,000 related to the issuance of the Warrants. IHHI computed the expense of the Warrants based on the fair value of the Warrants at the date of grant and the estimated maximum number of shares that will become exercisable of 43,254,715 shares.

(15) Reflects IHHI's net cash proceeds from the completion of the Acquisition, which consists of cash inflows of $53 million from the issuance of debt, $10.1 million from the issuance of common stock, $5 million from the sale of the real property of the acquired hospitals, net of cash outflows of $61.5 million to Tenet, debt issuance costs of $1.9 million, repayment of secured debt to Dr. Chaudhuri and Mr. Thomas of $1.3 million, direct acquisition costs of $1 million, and prepaid property taxes of $.7 million.